Exhibit 99.1

FOR IMMEDIATE RELEASE

Crawford & Company® announces Rohit Verma to be the new Chief Executive Officer and Joseph Blanco as the new President

ATLANTA (April 27, 2020) Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporates, announced today a chief executive officer and president transition plan.

Mr. Harsha V. Agadi, after serving as Crawford & Company’s CEO & president for the last five years (2015 -2020), will be transitioning from his role of CEO to return back to the board as a director. Mr. Rohit Verma, the company’s current global chief operating officer, will step into the role of CEO and Mr. Joseph Blanco, the company’s current general counsel, will step into the role of president, each effective on May 15, 2020, at the end of the company’s scheduled annual shareholders meeting.

Mr. Agadi has served on the board of directors since 2010. “After approximately ten years on the Crawford board, I continue to be truly excited about the company and its future as the next generation of leadership with seasoned and client-centric leaders like Rohit and Joseph take over Crawford & Company. I am humbled by the board’s invitation to continue to serve on the board of the company,” said Mr. Agadi.

“I am very pleased with this planned and orderly transition of leadership at Crawford & Company as we turn the page into the next chapter for the company,” stated Mr. Charlie Ogburn, the non-executive chairman of the board.

Rohit Verma takes over as the CEO after being with the company for almost three years. Mr. Verma joined Crawford & Company in July 2017 from Zurich Insurance. “Rohit’s passion for clients and employees, combined with a strategic sense of purpose and innovation, is a rare combination to have in a leader in our industry and it is the right moment for him to lead Crawford & Company,” continued Agadi. Mr. Verma will continue to be based in the Atlanta area. “I feel privileged to be given an opportunity to lead this iconic organization. Harsha has created a unique platform for us to continue building on his strategic vision and customer led approach to deliver on our mission globally. I want to thank Harsha for his leadership, mentorship and guidance,” said Mr. Verma.

Joseph Blanco takes over as president after being with the company for almost four years. In his role, Mr. Blanco will report to Mr. Verma and be responsible for all shared services functions in the company, with the exception of the CFO function which will continue to report to the CEO. Prior to Crawford & Company, he was the managing partner of the Atlanta office of the international law firm Dentons. “I am honored to serve in this leadership role partnering with Rohit to execute on our mission of restoring and enhancing lives, business and communities. I look forward to working with our global team to utilize our eight-decades of experience and capabilities to deliver on our mission in evolving and creative ways,” said Mr. Blanco.

Mr. Verma stated, “I am excited about Joseph’s appointment as president of Crawford. Joseph and I have been great partners in driving many companywide initiatives and he will bring tremendous value to the continued transformation of the company culture and shared services operations.”

“I am very pleased with the appointment of Rohit Verma as the CEO of the company and Joseph Blanco as President, and that Crawford & Company has the right kind of talent internally for this transition,” concluded Mr. Ogburn.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporates with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

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Media Contacts:

Michelle Montgomery	Lynn Cufley
+1 470.277.4043	+44 207 265 4067
michelle_montgomery@us.crawco.com	Lynn.Cufley@crawco.co.uk